EXHIBIT 8.1



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                                   EXHIBIT 8.1

                                   EXHIBIT 8.1


                           LOOPER, REED, MARK & McGRAW
                                  INCORPORATED
                                    ATTORNEYS

                             4100 THANKSGIVING TOWER
                         1601 ELM STREET HOUSTON OFFICE
                        DALLAS, TEXAS 75201 713-625-9100
                       214-654-4135 TELECOPY 713-625-9191
                              TELECOPY 214-953-1332


                                  June 27, 1996



Electronic Transmission Corporation
5025 Arapaho Road, Suite 515
Dallas, Texas 75248

Re: Agreement and Plan of Merger between Electronic Transmission Corporation ("ETC- Texas") and ETC Transaction Corporation (the "Company")

Ladies and Gentlemen:

     Our opinion has been requested on certain specific matters of U.S. Federal Income Tax law with respect to Electronic Transmission Corporation, a Texas corporation ("ETC-Texas") under the circumstances described below. This letter is intended solely for the use of ETC-Texas, and accordingly, it is not intended to be, and should not be, relied upon by any person, or entity other than ETC-Texas.

     We have acted as special counsel for ETC-Texas in connection with the Agreement and Plan of Merger (the "Merger Agreement") pursuant to which ETC-Texas will merge into ETC Transaction Corporation, a Delaware corporation (the "Company"), which is proposed to be the continuation and domestication of ETC Transaction Corporation, an Alberta, Canada corporation ("ETC-Canada"), all as described in ETC-Canada's Form S-4 Registration Statement (the "Registration Statement"). In such capacity, we have familiarized ourselves with the Merger Agreement and the Registration Statement. The specific matters of federal income tax law upon which you have requested our opinion are:

     (i) that the Merger Agreement between ETC-Texas and the Company will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     (ii) that no gain or loss will be recognized by the Company or ETC-Texas as a result of the Merger Agreement;

     (iii) that the federal tax basis of ETC-Texas assets in the hands of the Company will be the same as the federal tax basis of those assets in the hands of ETC-Texas immediately prior to the Merger Agreement, and that the holding period of the ETC-Texas assets in the hands of the Company will include the period during which such assets were held by ETC- Texas;



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Electronic Transmission Corporation
June 27, 1996
Page 2


     (iv) that the shareholders of ETC-Texas will not recognize gain or loss with respect to the their sole receipt of common stock of the Company ("Company Common Stock") in exchange for their shares of common stock in ETC- Texas ("ETC-Texas Common Stock");

     (v) that the federal tax basis and holding period for the shares of the Company Common Stock received by ETC-Texas shareholders will be the same as the federal tax basis and holding period for the ETC-Texas Common Stock exchanged therefor, provided that, for purposes of the holding period, the ETC-Texas Common Stock was held as a capital asset as of the Merger Agreement;

     (vi) that a shareholder of ETC-Texas Common Stock who receives cash in lieu of a fractional share of Company Common Stock will be treated as if he received a fractional share of Company Common Stock pursuant to the Merger Agreement and the Company then redeemed such fractional share for cash.

     Other than the above specific requested tax opinions, no other opinions have been requested and no other opinions are expressed or implied.

     Our opinions are based upon the existence of the facts as set forth below, which facts ETC-Texas has represented to us by its Certificate dated June 27, 1996 that we may assume for purposes of this opinion. We have no reason to believe that any of these represented facts are not true and accurate or that any assumed future events will not occur as contemplated. Further, we have no reason to believe that we cannot rely upon ETC-Texas' statement relating these facts and events. However, we have no knowledge or information regarding the formation, operation, management or finances of ETC-Texas, ETC-Canada, or the Company, other than as ETC-Texas has represented to us. To the extent the facts of any actual situation are different from those relied upon, our opinion should be disregarded as it might be different under the actual facts than as stated below.

     ETC-Texas has represented to us that for purposes of this opinion we may assume the following:

     (a) The accuracy of the matters contained in ETC-Canada's Form S-4 Registration Statement;

     (b) ETC-Canada will continue and domesticate into the state of Delaware and be succeeded by the Company (the "Continuation"). Substantially all of the historic shareholders (i.e., more than 99%) of ETC-Canada will become shareholders of the Company after the Continuation is complete.

     (c) As of the effective time of the Merger Agreement (the "Effective Time") and by virtue of the Continuation and the Merger Agreement, each share of ETC-Texas Common Stock issued and outstanding immediately prior to the Effective Time will be converted into 1.25 shares of validly issued, fully paid and nonassessable shares of Company Common Stock. Therefore, former holders of ETC-Texas Common Stock (except holders who exercise dissenters' rights of appraisal) will hold Company Common Stock issued pursuant to the Merger Agreement. No fractional shares of the Company will be issued pursuant to the Merger Agreement. Holders of ETC-Texas Common Stock who would have otherwise been entitled to fractional shares based on the exchange formula described above will instead receive cash in lieu of fractional shares.

     (d) The Company will continue the historic business of ETC-Texas, utilizing the historic assets of ETC-Texas.

     (e) There is no plan or intention on the part of holders of ETC-Texas Common Stock to sell, exchange or otherwise dispose of a number of shares of the Company Common Stock received pursuant to the Merger Agreement that would reduce the ETC-Texas historic shareholders' ownership of the Company Common Stock to a number of shares having a value, as of the Effective Time of the Merger Agreement, of less than 50% of the value of all of the formerly outstanding shares of ETC-Texas Common Stock as of the same date. For purposes of this assumption, shares of ETC-Texas Common Stock exchanged for cash in lieu of fractional shares will be treated as outstanding ETC-Texas Common Stock as of the date of the Merger Agreement.

     (f) ETC-Texas and the Company shall each pay their own expenses incurred in connection with the transaction.



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Electronic Transmission Corporation
June 27, 1996
Page 3


     (g) The payment of cash to ETC-Texas shareholders in lieu of fractional shares of the Company Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Company of issuing fractional shares and does not represent separately bargained for consideration.

     (h) The Company has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction.

     (i) The number of shares of the Company Common Stock received by each ETC-Texas stockholder in exchange for his or her ETC-Texas Common Stock was determined in arms-length negotiations between the Company and ETC-Texas. The merger of ETC-Texas into the Company has an identifiable business purpose, and is not being undertaken for the purpose of tax avoidance.

     Based upon our review of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary, upon the assumptions set forth above, and upon the representations made to us by ETC-Texas, we are of the opinion that, assuming the Continuation and the merger and all other events occur as contemplated in the Merger Agreement and the Registration Statement, under the United States federal income tax laws in effect on the date hereof:

     (1) The merger and acquisition by the Company of substantially all of the assets of ETC-Texas in exchange for shares of Company Common Stock will constitute a reorganization within the meaning of Section 368(a) of the Code. The Company and ETC-Texas will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by the Company or ETC-Texas as a result of the exchange of substantially all of the assets of ETC-Texas for Company Common Stock.

     (3) The federal tax basis of ETC-Texas assets in the hands of the Company will be the same as the federal tax basis of those assets in the hands of ETC-Texas immediately prior to the Effective Time of the Merger Agreement. The holding period of the ETC-Texas assets in the hands of the Company will include the period during which such assets were held by ETC- Texas.

     (4) Shareholders of ETC-Texas Common Stock who receive solely shares of Company Common Stock in exchange for their ETC-Texas Common Stock will not recognize any gain or loss as a result of the Merger Agreement.

     (5) The federal tax basis and holding period for the shares of the Company Common Stock received by ETC- Texas shareholders will be the same as the federal tax basis and holding period for the ETC-Texas Common Stock exchanged therefor, provided that, for purposes of the holding period, the ETC-Texas Common Stock was held as a capital asset at the Effective Time.

     (6) A shareholder of ETC-Texas Common Stock who receives cash in lieu of a fractional share of Company Common Stock will be treated as if he received a fractional share of Company Common Stock pursuant to the Merger Agreement and the Company then redeemed such fractional share for cash. The shareholder will recognize gain equal to the difference, if any, between such shareholder's tax basis in the fractional share and the amount of cash received. Such gain may be classified as either capital in nature (if the ETC-Common Stock was held by such shareholder as a capital asset), as ordinary income (if the stock was not held as a capital asset), or as a dividend, which may produce ordinary income, depending upon the shareholder's particular circumstances.

     The discussion set forth above does not address the state, local or foreign tax aspects of the Continuation or the Merger Agreement. The discussion is based on currently existing provisions of the Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change and any such change could affect the continuing validity of the discussion. The opinion does not deal with the specific circumstances of any particular ETC-Texas shareholder. EACH ETC-TEXAS SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AGREEMENT TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.



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Electronic Transmission Corporation
June 27, 1996
Page 4

     You have not asked for, and we do not express, any opinion concerning the tax consequences of the Merger Agreement other than those expressly set forth above. The foregoing opinion is qualified, and no opinion is expressed as to the federal income tax consequences of the Continuation.

     This opinion is provided to you only and, without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Notwithstanding  the  preceding   paragraph,   we  hereby  consent  to  the
references to our firm appearing in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or not material, that may be brought to our attention at a later date. Any change in the facts and assumptions stated above, upon which this opinion is based, could modify the conclusion.

     We express no opinion with respect to the effect of any laws other than the federal income tax laws of the United States of America.

                               Very truly yours,

                               LOOPER, REED, MARK & McGRAW, INCORPORATED



                               By:               /s/ Looper, Reed, Mark & McGraw
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